Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707
Alex Forliti – Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS SECOND QUARTER REVENUES GREW FOUR PERCENT TO $682 MILLION

-Second Quarter Total Same-Store Sales Decreased 0.8 Percent-

MINNEAPOLIS, January 11, 2008 – Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today reported consolidated revenues increased 3.8 percent in the second quarter of 2008 to a record $682 million, compared to $657 million a year ago.  Deconsolidation of the beauty schools reduced revenue in the quarter by approximately $17 million.  Absent the impact of the school deconsolidation, consolidated revenues for the quarter would have increased 6.5 percent.  Second quarter total same-store sales decreased 0.8 percent.

“The momentum we have seen in the last nine months in our service business slowed in the quarter.  Like many retailers, we had a disappointing holiday shopping season and, as a result, our quarterly same-store sales came in below our expectations,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.  “Today’s casual lifestyle continues to have a lingering impact on fashion and salon visitation patterns.  However, ours is a very predictable business and, in our 85 year history, we’ve never experienced an annual same-store sales decrease.  We have a great business model and, over time, our customer visits will normalize.  Until then, we will continue to focus on increasing our average ticket and, more specifically, implementing price increases.”

Despite second quarter same-store sales falling below the low end of the previously issued guidance range, the Company expects to report earnings per diluted share at the low end of the previously issued guidance range of $0.51 to $0.57 per diluted share.  Second quarter earnings results will benefit from an unplanned adjustment to prior years’ workers’ compensation reserves of approximately $0.05 per diluted share, the result of the Company’s continued success of its salon safety programs.

Second Quarter Revenues:

	For the Three Months Ended December 31, 2007
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$399,377	$43,224	$15,267	$457,868
Product	166,803	19,133	16,760	202,696
Royalties and fees	9,900	10,699	1,078	21,677
Total	$576,080	$73,056	$33,105	$682,241

	For the Three Months Ended December 31, 2006
	Salons		Beauty	Hair Restoration
(Dollars in thousands)	North America	International	Schools	Centers	Consolidated
Revenues:
Service	$372,161	$35,234	$20,142	$12,808	$440,345
Product	163,256	15,919	1,834	15,743	196,752
Royalties and fees	9,496	9,216	—	1,181	19,893
Total	$544,913	$60,369	$21,976	$29,732	$656,990

On August 1, 2007, Regis Corporation contributed substantially all of its accredited cosmetology schools to Empire Education Group, Inc.

Second Quarter Same-Store Sales:

For the Three Months Ended December 31,

	2007			2006
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-0.3%	3.5%	0.3%	0.2%	-0.3%	0.1%
MasterCuts	0.1	-3.7	-0.7	0.6	-2.0	0.0
Trade Secret	-8.2	-7.2	-7.3	-2.9	-2.4	-2.5
Strip Center Salons	0.4	1.8	0.6	2.5	1.5	2.4
SmartStyle	0.5	-2.1	-0.4	2.9	-2.6	0.9
Domestic Same-Store Sales	0.0%	-3.0%	-0.8%	1.6%	-1.6%	0.6%

International Same-Store Sales	-5.8%	-2.6%	-4.7%	-3.2%	5.2%	-0.6%

Hair Restoration Same-Store Sales	6.6%	7.0%	6.8%

Consolidated Same-Store Sales	-0.2%	-2.3%	-0.8%	1.3%	-1.2%	0.5%

International same-store sales for the quarter represent the 12-week period ended December 15, 2007 versus the 12-week period ended December 9, 2006.  The Company began including Hair Restoration Centers in its same-store sales calculation beginning with the third fiscal quarter of 2007.

Regis Corporation will announce second quarter 2008 earnings results on January 22, 2008. A conference call discussing second quarter results will follow at 10:00 a.m., Central Time. Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of September 30, 2007, the Company owned, franchised or held ownership interests in over 12,500 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women.  In addition, Regis maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in eleven other countries in North America, Europe and Asia. Regis also maintains a 50 percent ownership interest in Intelligent Nutrients, a joint venture that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:  http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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